EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto
Executive Vice President & Chief Financial Officer (845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY,
REPORTS EARNINGS FOR THE 2006 FOURTH QUARTER
AND FOR THE YEAR ENDED DECEMBER 31, 2006

Orangeburg, NY, January 24, 2007 - U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), announced today that the Company’s net income for the 2006 fourth quarter was $8.1 million, or $0.36 per share (diluted), compared to $8.6 million, or $0.38 per share (diluted), for the 2005 fourth quarter, a decrease of $0.5 million, or 5.7 percent. Return on average common stockholders’ equity was 14.64 percent for the 2006 fourth quarter.

For the full year 2006, net income was $31.6 million, or $1.39 per share (diluted), compared to $33.2 million, or $1.48 per share (diluted) for 2005, a decrease of $1.6 million, or 4.9 percent. Return on average common stockholders’ equity was 14.86 percent for the year ended December 31, 2006.

Financial highlights for the year ended December 31, 2006 are as follows:

•	Net interest margin on a fully tax equivalent basis declined 19 basis points from 2005 to 3.43 percent, primarily due to an increase in funding costs.

•
Non-interest expense in 2006 included $1.2 million of stock option expense compared to no stock option expense in 2005, due to the implementation of Statement of Financial Accounting Standard (“SFAS”) No. 123R, a new accounting pronouncement related to accounting for stock-based compensation, which became effective on January 1, 2006.

•	The provision for credit losses increased $1.0 million to $1.6 million in 2006, due to net charge-offs of $0.8 million for the full year 2006 combined with an increase in net loans outstanding.

•	Consolidated total assets increased $165.0 million, or 6.0 percent, to $2.9 billion at December 31, 2006.

•	Net loans increased $118.4 million, or 8.0 percent, to $1.6 billion at December 31, 2006.

•	Deposits increased $49.2 million, or 2.7 percent, to $1.9 billion at December 31, 2006.

Thomas E. Hales, Chairman of the Board and Chief Executive Officer of the Company and the Bank, stated that, “The Company’s core revenue, net interest income, has been under pressure the entire year due to the interest rate environment and competitive forces for deposits and loans in our market. However, we have remained competitive with deposit pricing as part of fulfilling the “Do business with us, do better with us”® covenant with our customers. We are proud of the significant increase in loan originations during the second half of 2006, which resulted in most of the $118.4 million increase in net loans outstanding for 2006. Net interest income will benefit from this net loan increase.”

Financial highlights for the 2006 fourth quarter are as follows:

•	Net interest margin on a fully tax equivalent basis declined 38 basis points from 2005 to 3.27 percent, primarily due to an increase in funding costs.

•
Non-interest expense in 2006 included $0.4 million of stock option expense compared to no stock option expense in 2005, due to the implementation of SFAS No. 123R, which became effective on January 1, 2006.

•	The provision for credit losses increased $0.2 million to $0.3 million in 2006, primarily due to an increase in net loans outstanding.

Operating results for the 2006 fourth quarter and year ended December 31, 2006 are as follows:

Net interest income decreased 4.9 percent to $22.7 million for the 2006 fourth quarter and 2.6 percent to $92.1 million for the year ended December 31, 2006 compared to the 2005 fourth quarter and year ended December 31, 2005, respectively. The primary reason for the decrease in net interest income was a significant decrease in the tax equivalent net interest margin. These decreases were partially offset by increases in average interest earning assets of $161.6 million, or 6.0 percent, and $76.3 million, or 2.8 percent, for the December 31, 2006 three month and year ended periods, respectively, compared to the 2005 periods.

The net interest margin may continue to be negatively affected if the U.S. Treasury yield curve maintains an inverted position resulting in short-term interest rates at higher levels than medium- to long-term interest rates, or begins to flatten resulting in short-term interest rates at similar levels to medium- and long-term interest rates. If short-term interest rates begin to decrease resulting in a steepening U.S. Treasury yield curve, the net interest margin would be positively affected.

The provision for credit losses increased $0.2 million to $0.3 million and $1.0 million to $1.6 million for the December 31, 2006 three month and year ended periods, respectively. The increases were primarily due to growth in net loans outstanding for both 2006 periods compared to the 2005 periods. For the year ended December 31, 2006, the increase in the provision for credit losses was also due to an increase in net charge-offs of $0.8 million compared to $0.1 million for the 2005 period.

Non-performing assets at December 31, 2006 increased to $9.8 million compared to $3.7 million at September 30, 2006, and $9.0 million at December 31, 2005. The primary reason for the 2006 fourth quarter increase was a $7.3 million commercial loan relationship being placed on non-accrual status in December 2006. These commercial loans are fully secured by real estate.

Non-performing assets continue to remain at low levels in relation to the Company’s $2.9 billion of assets. The ratio of non-performing assets to total assets at December 31, 2006 was 0.34 percent compared to 0.33 percent at December 31, 2005. The Bank’s wholly-owned subsidiary, Dutch Hill Realty Corp. (“Dutch Hill”), recently received a favorable ruling by the Superior Court of New Jersey Appellate Division on an appeal involving previously charged-off real estate construction loans. Dutch Hill is vigorously pursuing collection of the charged-off loans.

Non-interest income increased $0.9 million to $2.9 million and $0.6 million to $8.2 million for the December 31, 2006 three month and year ended periods, respectively, compared to the 2005 periods. The increases were primarily due to increases in loan prepayment fees and miscellaneous income.

Gains on securities transactions were $0.4 million for the year ended December 31, 2006 as the result of the sale of $47.0 million of collateralized mortgage obligations compared to no gains on securities transactions during 2005. For the year ended December 31, 2005, the Company recognized gains on sales of loans of $0.3 million from the sale of $7.1 million of residential mortgages compared to no gains on sales of loans during 2006.

Non-interest expenses increased 2.2 percent to $13.3 million for the 2006 fourth quarter compared to the 2005 period. The increase was primarily due to increases in professional fees expense and occupancy and equipment expense consisting of higher leasing costs on several Bank branch locations and maintenance contracts on new imaging equipment. Non-interest expense decreased 1.1 percent to $52.1 million for the year ended December 31, 2006 compared to 2005. The decrease was primarily due to decreases in salaries and employee benefits expense related to incentive compensation and medical costs, and professional fee expense due to lower legal costs incurred for the litigation of the Dutch Hill loan previously discussed.

For the 2006 fourth quarter and year ended December 31, 2006, stock option expense, which is a component of salaries and employee benefits expense, was $0.4 million and $1.2 million, respectively. Stock option expense recorded in 2006 was due to the implementation of a new accounting pronouncement related to accounting for stock-based compensation, which became effective on January 1, 2006. Mr. Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, stated, “We are pleased with the decrease in non-interest expenses and our efficiency ratio of 50.74 percent in 2006, considering the recognition of stock option expense in 2006.”

Mr. Crotty further commented, “On January 8, 2007, we opened our 30th branch in Washingtonville, New York, and plan on adding another branch in Monroe, New York, later in 2007. Both branches will be a source of deposit growth to help fund the Bank’s continued loan growth, while we continue to offer competitive products and excellent service to our customers.”

Mr. Hales added, “The Company remains in a strong financial position to continue providing steady returns to our stockholders, which is evidenced by the recent 7.1 percent increase in the quarterly common stock cash dividend to $0.15 per share.”

The effective rate for the provision for income taxes for the 2006 fourth quarter slightly decreased to 33.3 percent from 33.6 percent compared to the 2005 period. The effective rate for the provision for income taxes for the year ended December 31, 2006 slightly increased to 32.8 percent compared to the 2005 year end of 32.5 percent.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 30 branches, of which 28 are located in Rockland, Westchester, and Orange Counties, New York, and one branch each in Stamford, Connecticut, and New York City, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.
SELECTED FINANCIAL INFORMATION — UNAUDITED
(in thousands, except ratios and share amounts)

	Years Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005
Consolidated summary of operations data:
Interest income	$177,554	$158,533	$46,627	$41,274
Interest expense	85,477	63,970	23,927	17,399
Net interest income	92,077	94,563	22,700	23,875
Provision for credit losses	1,619	611	275	40
Non-interest income	8,179	7,593	2,941	2,038
Gains on securities transactions	431	—	―	—
Gains on sales of loans	—	314	―	―
Non-interest expenses	52,135	52,703	13,272	12,981
Income before income taxes	46,933	49,156	12,094	12,892
Provision for income taxes	15,376	15,964	4,022	4,331
Net income	$31,557	$33,192	$8,072	$8,561

Consolidated common share data:
Basic earnings per share	$1.45	$1.54	$0.37	$0.39
Diluted earnings per share	$1.39	$1.48	$0.36	$0.38
Weighted average shares	21,747,908	21,606,228	21,750,769	21,719,916
Adjusted weighted average shares	22,666,839	22,478,083	22,614,927	22,539,907
Cash dividends per share	$0.57	$0.54	$0.15	$0.14

Selected income statement data for the period ended:
Return on average total assets	1.11%	1.19%	1.09%	1.21%
Return on average common stockholders’ equity	14.86%	17.15%	14.64%	16.97%
Efficiency ratio	50.74%	50.41%	50.55%	48.89%
Net interest spread - tax equivalent	3.28%	3.49%	3.12%	3.55%
Net interest margin - tax equivalent	3.43%	3.62%	3.27%	3.65%

Selected balance sheet data at period end:
Securities available for sale, at estimated fair value	$431,294	$375,990
Securities held to maturity	751,948	746,851
Loans, net of unearned income	1,593,420	1,474,984
Allowance for loan losses	16,034	15,164
Total assets	2,923,247	2,758,226
Deposits	1,896,369	1,847,202
Borrowings	708,015	622,159
Subordinated debt issued in connection with corporation-obligated mandatory redeemable capital securities of subsidiary trusts	61,858	61,858
Stockholders’ equity	223,436	204,153
Tier 1 capital	$287,232	$266,823
Book value per common share	$10.20	$9.40
Common shares outstanding	21,902,023	21,713,805

Selected balance sheet financial ratios:
Leverage ratio	9.75%	9.47%
Allowance for loan losses to total loans	1.01%	1.03%
Non-performing assets to total assets	0.34%	0.33%

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION — UNAUDITED

	Years Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005
	(000’s)		(000’s)
ASSETS
Federal funds sold	$44,616	$65,826	$95,489	$97,278
Securities[1]	1,211,956	1,129,559	1,218,511	1,156,873
Loans[2]	1,498,166	1,483,093	1,534,027	1,432,297
Earning assets	2,754,738	2,678,478	2,848,027	2,686,448
Assets	$2,855,188	$2,793,340	$2,949,816	$2,821,807

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$313,101	$344,807	$317,399	$354,775
Interest bearing deposits	1,556,058	1,554,120	1,611,540	1,563,084
Total deposits	1,869,159	1,898,927	1,928,939	1,917,859
Borrowings	691,536	606,410	708,842	590,008
Subordinated debt issued in connection with corporation-obligated mandatory redeemable capital securities of subsidiary trusts	61,858	61,858	61,858	61,858
Interest bearing liabilities	2,309,452	2,222,388	2,382,240	2,214,950
Stockholders’ Equity	$212,317	$193,437	$220,559	$201,774

[1]	Securities exclude mark-to-market adjustment required by SFAS No. 115.

[2]
Loans are net of both the unearned income and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION — UNAUDITED

	Consolidated Balance Sheet Data at December 31,
	2006		2005
		(000's)
Commercial (time and demand) loans	$166,892		$153,376
Construction and land development loans	465,463		366,457
Commercial mortgages	572,622		586,073
Residential mortgages	293,370		277,211
Home equity loans	82,452		83,782
Personal installment loans	2,145		1,606
Credit card loans	7,444		6,769
Other loans	5,280		2,538
Deferred commitment fees	2,248		2,828
Intangibles	2,572		3,826
Goodwill	1,380		1,380
Nonaccrual loans	9,820		8,977
Restructured loans	126		132
Reserve for unfunded loan commitments and
standby letters of credit	1,051		1,106
Non-interest bearing deposits	294,882		315,156
Interest bearing deposits	1,601,487		1,532,046

	Consolidated Income Statement Data for the
	Year Ended December 31,			Three Months Ended December 31,
	2006	2005		2006	2005
			(000's)
Interest income - tax equivalent	$180,055	$160,918		$47,241	$41,911
Net interest income - tax equivalent	94,578	96,948		23,314	24,512
Deposit service charges	3,309	3,598		820	849
Other income	4,870	3,995		2,121	1,189
Salaries and employee benefits expense	33,029	33,232		8,402	8,366
Occupancy and equipment expense	7,986	7,759		2,101	1,976
Advertising and business development expense	2,662	2,704		721	730
Professional fees expense	1,441	1,926		288	200
Communications expense	1,286	1,218		306	248
Stationery and printing expense	577	572		145	149
Amortization of intangibles	1,114	1,146		276	285
Other expense	4,040	4,146		1,033	1,027
Net charge-offs	804	109		50	48